                                                      EXHIBIT 99.1

ENTERPRISE ELECTS NEW CHAIRMAN

Houston, Texas (February 19, 2013) – Enterprise Products Partners L.P. ("Enterprise" NYSE:EPD) today announced that the board of directors of its general partner, Enterprise Products Holding LLC, has approved certain organization changes, including the election of a new Chairman of the Board of our general partner and the creation of an Office of the Chairman.
Randa Duncan Williams has been elected non-executive Chairman of the Board of the general partner.  Ms. Williams succeeds Dr. Ralph S. Cunningham, who has served as Chairman since 2010.  Ms. Williams has served as a director of Enterprise's general partner since November 2010 upon the consummation of the merger of Enterprise and Enterprise GP Holdings L.P.  Prior to the merger, she served as a director of the general partner of Enterprise GP Holdings from May 2007 through November 2010.  She is the Chairman of privately-held Enterprise Products Company, which through its affiliates, owns Enterprise's general partner and approximately 37 percent of the limited partner interests of Enterprise.  Ms. Williams is one of three trustees of two separate voting trusts that control Enterprise Products Company and the parent of Enterprise's general partner, respectively.  Dr. Cunningham will continue to serve as a director of the board of the general partner and as a trustee of the two voting trusts.
The general partner has also formed an Office of the Chairman.  This management group consists of Ms. Williams, as Chairman of the Board; Michael A. Creel, Chief Executive Officer of the general partner; and A. J. "Jim" Teague, Chief Operating Officer of the general partner.  This group will provide oversight regarding the overall management of the general partner and Enterprise, including its strategic direction through commercial, organic growth and acquisition opportunities; management and business development; and practices to preserve Enterprise's financial strength and flexibility.  Mr. Creel and Mr. Teague will each report to the board of the general partner.

Enterprise Products Partners L.P. is one of the largest publicly traded partnerships and a leading North American provider of midstream energy services to producers and consumers of natural gas, NGLs, crude oil, refined products and petrochemicals.  Our services include:  natural gas gathering, treating, processing, transportation and storage; NGL transportation, fractionation, storage, and import and export terminals; crude oil and refined products transportation, storage and terminals; offshore production platforms; petrochemical transportation and services; and a marine transportation business that operates primarily on the United States inland and Intracoastal Waterway systems and in the Gulf of Mexico.  The partnership's assets include approximately 50,000 miles of onshore and offshore pipelines; 200 million barrels of storage capacity for NGLs, petrochemicals, refined products and crude oil; and 14 billion cubic feet of natural gas storage capacity.  For additional information, visit www.enterpriseproducts.com.

This press release includes "forward-looking statements" as defined by the Securities and Exchange Commission. All statements, other than statements of historical fact, included herein that address activities, events, developments or transactions that Enterprise expects, believes or anticipates will or may occur in the future, including anticipated benefits and other aspects of such activities, events, developments or transactions, are forward-looking statements. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including required approvals by regulatory agencies, the possibility that the anticipated benefits from such activities, events, developments or transactions cannot be fully realized, the possibility that costs or difficulties related thereto will be greater than expected, the impact of competition and other risk factors included in the reports filed with the Securities and Exchange Commission by Enterprise. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. Except as required by law, Enterprise does not intend to update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:  Randy Burkhalter, Investor Relations (713) 381-6812 or (866) 230-0745
Rick Rainey, Media Relations (713) 381-3635
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